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                                                    								   EXHIBIT 11
           		 BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
		              COMPUTATION OF NET INCOME PER COMMON SHARE

                      				        Three Months Ended          Six Months Ended
                       				       May 31,      May 31,      May 31,      May 31,
	                                   1996         1995         1996          1995

  Net income applicable to
  common stock                  $ 973,800   $1,427,206   $1,641,302   $3,158,868

  Common and common equivalent
  share:
     Weighted average common
     shares outstanding         5,854,319    6,661,778    5,868,458    6,630,117
     Net effect of dilutive
     stock options based on the
     treasury stock method
     using average market price   146,121      307,569      160,452      334,112
     Weighted average common and
     common equivalent shares   6,000,440    6,919,347    6,028,910    6,964,229

  Net income per common and
  common equivalent share           $0.16        $0.21        $0.27        $0.45

  Common share - assuming full
  dilution:
     Weighted average common
     shares outstanding          5,854,319    6,611,778   5,868,458    6,630,117
     Net effect of dilutive
     stock options based on the
     treasury stock method
     using the greater of the
     average or ending market
     price                         191,109      307,739     191,483      334,955
 Weighted average common
  shares - assuming full
  dilution                       6,045,428    6,919,517   6,059,941    6,965,072

 Net income per common share
  - assuming full dilution           $0.16        $0.21       $0.27        $0.50

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